Exhibit 99.1

Tredegar Corporation Corporate Communications 1100 Boulders Parkway Richmond, Virginia 23225 E-mail: invest@tredegar.com Web Site: www.tredegar.com	Contact: Edward A. Cunningham Phone: 804/330-1598 Fax: 804/330-1177 E-mail: edcunningham@tredegar.com

TREDEGAR REPORTS FIRST-QUARTER RESULTS

        RICHMOND, Va., April 21, 2003 – Tredegar Corporation (NYSE:TG) reported first-quarter income from continuing operations of $4.8 million (12 cents per share) compared to $10.1 million (26 cents per share) in 2002. Excluding unusual items, earnings from manufacturing operations were $7.8 million (20 cents per share) versus $13.1 million (34 cents per share) in 2002. First-quarter sales were $177.9 million versus $173.7 million in 2002.

        A summary of first-quarter results is shown below:

(In millions, except per-share data)	First Quarter Ended March 31
	2003	2002
Net sales	$177.9	$173.7

Net income (loss):
Manufacturing operations	$7.8	$13.1
Therics	(2.2)	(2.4)
Unusual items	(0.8)	(0.6)

Continuing operations	4.8	10.1
Discontinued operations	(49.5)	(9.5)

Total	$(44.7)	$0.6

Diluted earnings (loss) per share:
Manufacturing operations	$.20	$.34
Therics	(.06)	(.06)
Unusual items	(.02)	(.02)

Continuing operations	.12	.26
Discontinued operations	(1.28)	(.24)

Total	$(1.16)	$.02

        Norman A. Scher, Tredegar’s president and chief executive officer, said: “We’re pleased with results in Film Products. It’s important to note that sales of certain domestic backsheet products were discontinued at the end of the quarter. We continue to expect second-quarter profits in this business to be around $12 million, and we hope to see improvement in the second half of this year. Profits in Aluminum Extrusions declined sharply due to continued weakness across all of our end markets and significantly higher energy and insurance costs. In the near term, a meaningful pick-up in extrusion orders seems unlikely. As a result, we are accelerating efforts to realize significant reductions in our cost structure.”

        Tredegar also announced that its investment subsidiary, Tredegar Investments, completed the sale of its venture capital portfolio on April 17. The unit’s operating results, and charges related to the sale, are reported as discontinued operations. The company also announced that it has suspended efforts to divest its Therics biotech subsidiary pending further strategic review.

MANUFACTURING OPERATIONS

Film Products

        First-quarter sales in Film Products were $93.4 million, up 5% from $88.9 million in 2002. Operating profit, excluding unusual items, of $13.9 million exceeded the company’s most recent guidance, which was in the $12 million range. Last year’s first-quarter operating profit excluding unusual items was $18.1 million. Volume for the quarter was 73 million pounds, down 5% from 77 million pounds in 2002. Results for both periods include revenues and operating profits related to certain discontinued domestic backsheet products.

        Tredegar said the better than expected performance in Film Products was driven primarily by sales of apertured and elastic films. The company’s strategy is based on expanding sales of apertured, elastic and breathable products for global personal care and specialty markets.

        Capital expenditures were $9.1 million in the first quarter. Film Products expects to spend approximately $45 million in 2003 in support of continued global expansion and product development efforts.

Aluminum Extrusions

        First-quarter sales in Aluminum Extrusions were flat at $84.5 million while operating profit excluding unusual items declined to $1.2 million, down 78% from $5.4 million in 2002. Volume for the quarter was 54 million pounds, down 4% from 56 million pounds in 2002. The company said industry conditions have yet to show signs of recovery, making it increasingly difficult to operate efficiently at low volume levels. Significantly higher energy and insurance costs were also major factors in the profit decline. The company said it is exploring all opportunities to make substantial reductions in its cost structure and improve near-term performance.

        First-quarter capital expenditures were $2.8 million and are expected to be approximately $15 million for the year.

THERICS

        The first-quarter operating loss at Therics excluding unusual items was $3.3 million compared to a loss of $3.7 million in 2002.

        Tredegar has suspended efforts to sell Therics pending a reassessment of strategic options. Thomas S. Stribling has joined Therics as president. Stribling has more than 25 years of experience in the healthcare field. He has served in chief executive and other senior management roles at a variety of companies, including turnarounds and other situations that resulted in successful sales to larger pharmaceutical companies. James E. Wavle, Jr., Therics’ former president, has retired and continues to serve as a consultant to the company.

        On March 26, Therics received FDA clearance to market TheriRidge™, a bone graft substitute for use in the surgical restoration of the jaw and other oral defects. On March 31, the subsidiary filed for FDA clearance of a new bone void filler for use in orthopedic applications.

        Scher said: “Our efforts to divest Therics have been unsuccessful, but we continue to make good progress in developing its technology, and we’re beginning to attract interest from potential marketing partners. Over the next few months, Therics will focus on eliminating operating losses by generating near-term revenues and reducing costs. We expect to provide an update on the status of our strategic review when we report third-quarter earnings. Our ultimate goal of realizing value from this unique manufacturing technology has not changed.”

TREDEGAR INVESTMENTS

        On March 7, the company announced that Tredegar Investments had reached definitive agreements to sell substantially all of its venture capital investment portfolio. The divestitures were completed by April 17. The company expects to receive approximately $75 million in cash after taxes, including a tax refund of $54.4 million in mid-2004 related to the carry-back of 2003 capital losses against gains generated by the portfolio in 2000. Results for Tredegar Investments are reported as discontinued operations.

UNUSUAL ITEMS AND DISCONTINUED OPERATIONS

        First-quarter results include a net after-tax charge of $748,000 (2 cents per share) related primarily to an adjustment for depreciation at Therics based on Tredegar’s decision to suspend efforts to sell the subsidiary. Last year’s first-quarter results included a net after-tax charge of $637,000 (2 cents per share) related to plant closures.

        First-quarter results also include a net loss from discontinued operations for Tredegar Investments of $49.5 million ($1.28 per share) related primarily to an expected loss on the sale of its venture capital investments. First-quarter 2002 results include a net loss from discontinued operations of $7.2 million (18 cents per share) related to Tredegar Investments and $2.3 million (6 cents per share) related to Molecumetics, Tredegar’s former drug discovery subsidiary, which was closed in July 2002.

CAPITAL STRUCTURE

        Pro forma net debt (debt net of cash and income taxes recoverable from the sale of the venture capital portfolio) was $60.5 million or less than one times the last twelve months EBITDA from manufacturing operations. On April 16, the company extended its $100 million 364-day credit facility through April 29, 2004. There are no outstanding borrowings under this facility.

        The company purchased 156,600 shares between January 23 and February 12 for $1.9 million at an average price of $12.38. Under a standing authorization from its board of directors, Tredegar can repurchase up to an additional 3.7 million shares in the open market or through privately negotiated transactions. On March 31, the company had 38.2 million shares outstanding.

QUARTERLY CONFERENCE CALL

        Tredegar management will host a conference call on April 22 at 11:00 a.m. EDT to discuss its earnings results. Individuals can access the call by dialing 888-662-7338. Individuals calling from outside of the United States should dial 706-679-4074. A replay of the call will be available, beginning at 2:00 p.m. on April 22 through April 29, by dialing 800-642-1687 (domestic) or 706-645-9291 (international), conference ID 1073047.

        Alternatively, individuals may listen to the live webcast of the presentation by visiting the Tredegar Web site at www.tredegar.com. The webcast of the call may be accessed by selecting the “Webcast of first-quarter results” link under “What’s New” on the home page. An archived version of the call will be available for replay on the Web site for approximately two weeks.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

        The words “hope,” “expect,” “are likely,” and similar expressions identify “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the following:

        Film Products is highly dependent on sales to one customer, which comprised approximately 30% of Tredegar’s net sales in 2002. Film Products’ success in this regard depends on its ability to develop products that meet this customer’s requirements as well as market acceptance of this customer’s products. Our ability to grow Film Products and attract new customers depends on developing and delivering new products, especially in the personal care market. Personal care products are now being made with a variety of new materials, replacing traditional backsheet and other components. While we have substantial technical resources, there can be no assurance that our new products can be brought to market successfully, or at the same level of profitability and market share of replaced films. A shift in customer preferences away from our technologies, our inability to develop and deliver new profitable products, or delayed acceptance of our new products in domestic and foreign markets, could have a material adverse effect on our business.

        Aluminum Extrusions is a cyclical business that is highly dependent on the economic conditions of its end-use markets in the U.S. and Canada, particularly in the construction, distribution and transportation industries. This business is also subject to seasonal slowdowns during the winter months. Aluminum Extrusions is under increasing domestic and foreign competitive pressures, including a growing presence of Chinese imports in a number of Aluminum Extrusions’ markets.

        Future performance is also influenced by the costs incurred by Tredegar’s businesses. There is no assurance that cost control efforts will offset cost increases or any additional declines in revenues.

        With the shutdown of Molecumetics, the current operations of Tredegar Biotech consist of Therics. We will continue to incur losses as we reassess Therics’ strategic options. There is no assurance we will realize any return on our continuing investment in Therics.

        Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based.

        To the extent that this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. For management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations, see the Form 8-K furnished to the Securities and Exchange Commission on April 21, 2003.

        Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions.

Tredegar Corporation Condensed Consolidated Statements of Income (In Thousands, Except Per-Share Data) (Unaudited)

	Three Months Ended March 31
	2003	2002
Net sales	$177,857	$173,709
Other income (expense), net	723	50

	178,580	173,759

Cost of goods sold	149,501	137,400
Selling, R&D and general expenses	18,191	17,493
Amortization of intangibles	67	67
Interest expense	2,103	2,188
Unusual items (a)	1,152	996

	171,014	158,144

Income before income taxes	7,566	15,615
Income taxes	2,707	5,556

Income from continuing operations	4,859	10,059
Discontinued operations (b):
Loss from venture capital investment activities (including
an expected after-tax loss on the sale of the venture
capital investment portfolio of $49.2 million in 2003)	(49,516)	(7,169)
Loss from operations of Molecumetics	—	(2,307)

Net income (loss) (a) (b) (c)	$(44,657)	$583

Earnings (loss) per share:
Basic:
Continuing operations	$.13	$.26
Discontinued operations	(1.30)	(.24)

Net income (loss)	$(1.17)	$.02

Diluted:
Continuing operations	$.12	$.26
Discontinued operations	(1.28)	(.24)

Net income (loss)	$(1.16)	$.02

Shares used to compute earnings (loss) per share:
Basic	38,179	38,167
Diluted	38,578	38,855

Tredegar Corporation Net Sales and Operating Profit by Segment (In Thousands) (Unaudited)

	Three Months Ended March 31
	2003	2002
Net Sales
Film Products	$93,384	$88,909
Aluminum Extrusions	84,473	84,706
Therics	—	94

Total net sales	$177,857	$173,709

Operating Profit
Film Products:
Ongoing operations	$13,928	$18,092
Unusual items (a)	(85)	(800)

	13,843	17,292

Aluminum Extrusions:
Ongoing operations	1,211	5,353
Unusual items (a)	—	(196)

	1,211	5,157

Therics:
Ongoing operations	(3,297)	(3,693)
Unusual items (a)	(1,067)	—

	(4,364)	(3,693)

Total operating profit	10,690	18,756
Interest income	424	554
Interest expense	2,103	2,188
Corporate expenses, net	1,445	1,507

Income before income taxes	7,566	15,615
Income taxes	2,707	5,556

Income from continuing operations	4,859	10,059
Loss from discontinued operations (b)	(49,516)	(9,476)

Net income (loss) (a) (b) (c)	$(44,657)	$583

Tredegar Corporation Condensed Consolidated Balance Sheets (In Thousands) (Unaudited)

	March 31, 2003	December 31, 2002
Assets
Cash & cash equivalents	$131,662	$109,928
Accounts & notes receivable	86,662	92,892
Income taxes recoverable	6,482	12,863
Inventories	43,760	43,969
Deferred income taxes	9,392	20,976
Prepaid expenses & other	4,524	3,962

Total current assets	282,482	284,590
Property, plant & equipment, net	262,247	250,603
Net non-current assets of Therics held for sale (a)	—	10,406
Venture capital investments (b)	3,897	93,765
Income taxes recoverable related to sale of venture
capital investment portfolio	54,441	—
Other assets	67,925	66,316
Goodwill & other intangibles	138,205	132,282

Total assets	$809,197	$837,962

Liabilities and Shareholders’ Equity
Accounts payable	$40,787	$35,861
Accrued expenses	43,297	42,409
Current portion of long-term debt	61,250	55,000

Total current liabilities	145,334	133,270
Long-term debt	185,385	204,280
Deferred income taxes	50,526	27,443
Other noncurrent liabilities	10,200	10,037
Shareholders’ equity	417,752	462,932

Total liabilities and shareholders’ equity	$809,197	$837,962

Tredegar Corporation Selected Cash Flow Information (In Millions) (Unaudited)

	Three Months Ended March 31
	2003	2002
Cash flows from operating activities:
Net income (loss)	$(44.7)	$.6
Adjustments for noncash items:
Depreciation and amortization	7.9	8.5
Deferred income taxes	33.0	1.3
Accrued pension income and postretirement
benefits	(1.3)	(2.3)
Loss on venture capital investments	70.3	9.8
Increase in income taxes recoverable	(48.1)	4.4
Net change in working capital and other, net	14.6	(9.0)

Net cash provided by operating activities	31.7	13.3

Cash flows from investing activities:
Capital expenditures	(11.9)	(7.4)
Venture capital investments	(2.8)	(5.6)
Proceeds from sale of venture capital investments	21.5	5.2
Other, net	(0.7)	(1.7)

Net cash provided by (used in) investing activities	6.1	(9.5)

Cash flows from financing activities:
Dividends paid	(1.5)	(1.5)
Net decrease in borrowings	(12.7)	(0.2)
Repurchase of Tredegar common stock	(1.9)	—
Proceeds from exercise of stock options (including
related income tax benefits realized)	.1	.4

Net cash used in financing activities	(16.0)	(1.3)

Increase in cash and cash equivalents	21.8	2.5
Cash and cash equivalents at beginning of period	109.9	96.8

Cash and cash equivalents at end of period	$131.7	$99.3

Selected Financial Measures (In Millions) (Unaudited)

	For the Twelve Months Ended March 31, 2003
	Film Products	Aluminum Extrusions	Therics	Total
Operating profit as reported	$71.6	$22.9	$(13.8)	$80.7
Allocation of corporate overhead	(4.0)	(1.5)	—	(5.5)
Add back:
Unusual items	(3.5)	.3	1.1	(2.1)
Depreciation and amortization	20.0	10.6	.5	31.1

EBITDA (d)	$84.1	$32.3	$(12.2)	$104.2

Selected balance sheet and other data as of March 31, 2003:
Cash invested to date in Therics	$56.5
Pro forma net debt (e)	$60.5
Shares outstanding	38.2

Notes to the Financial Tables

(a)	Unusual items in the first quarter of 2003 include:

•	Pretax charges of $85,000 for additional costs incurred related to previously announced plant shutdowns in Film Products; and

•	A pretax charge of $1.1 million related to an adjustment for depreciation at Therics based on Tredegar’s decision to suspend divestiture efforts.

Unusual items in the first quarter of 2002 include:

•	A pretax charge of $800,000 related to the shutdown of the films plant in Carbondale, Pennsylvania; and

•	A pretax charge of $196,000 for the shutdown of the aluminum extrusions plant in El Campo, Texas.

(b)	On March 7, 2003, Tredegar announced that Tredegar Investments had reached definitive agreements to sell substantially all of its venture capital investment portfolio. The operating results of Tredegar Investments have been reported as discontinued operations. Discontinued operations for 2003 also include an expected loss on the divestiture of the venture capital investment portfolio of $49.2 million after taxes.

On March 22, 2002, Tredegar announced its intent to divest its biotech operations. Operations were ceased at Molecumetics on July 2, 2002. The operating results of Molecumetics have been reported as discontinued operations.

(c)	Comprehensive income (loss), defined as net income and other comprehensive income (loss), was a loss of $41.8 million for the first quarter of 2003 and a loss of $4.4 million for the first quarter of 2002. Other comprehensive income (loss) includes changes in: unrealized gains and losses on available-for-sale securities, foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and minimum pension liability recorded net of deferred taxes directly in shareholders’ equity.

(d)	EBITDA represents earnings before interest, income taxes, unusual items, depreciation and amortization and is presented net of allocated corporate expenses.

(e)	Pro forma net debt is calculated as follows (in millions):

Debt	$246.6
Less:
Cash and cash equivalents	(131.7)
Income taxes recoverable related to the sale of the
venture capital investment portfolio	(54.4)

Pro forma net debt	$60.5